Exhibit 10.23

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

dated as of

July 31, 2003

Between

ATLANTIC COAST AIRLINES

And

WACHOVIA BANK, NATIONAL ASSOCIATION

i

Schedule 4.01 Letters of Credit

EXHIBIT A

ii

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of July 31, 2003 by and between ATLANTIC COAST AIRLINES (the “Borrower”), a California corporation, and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”).

RECITALS

       1.     The Borrower and the Lender are parties to a revolving line of credit facility evidenced by a Note dated September 28, 2001, in the face amount of Twenty Five Million Dollars, as amended by a Loan Modification Agreement dated December 23, 2002 (which reduced the face amount of the Note to $17,500,000.00).

2.	The terms and conditions of the revolving line of credit facility and a letter of credit facility are set forth in a Loan and Security Agreement dated September 28, 2001, between the Borrower and the Lender, as amended by the Loan Modification Agreement.

3.	Atlantic Coast Airlines Holdings, Inc. guarantees payment of all of the Borrower’s debt to the Lender pursuant to an Unconditional Guaranty dated September 28, 2001.

4.	The Borrower granted and conveyed to the Trustee for the benefit of the Lender, as security for $12,345,000.00 of the Obligations (as defined below), the Deed of Trust (as defined below).

5.	The Lender has issued fourteen Letters of Credit for the account of the Borrower, including the Bond Letter of Credit (as defined below).

6.	Pursuant to a letter agreement dated December 6, 2002, the Lender agreed to waive its right to declare an Event of Default under the Loan and Security Agreement by reason of the filing of a Voluntary Petition under Chapter 11 of the Bankruptcy Code by United Air Lines, Inc., subject to certain conditions.

7.	On December 9, 2002, UAL Corporation and related entities, including United Air Lines, Inc., filed Voluntary Petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Case No. 02B48191.

8.	The waiver, pursuant to the December 6, 2002 letter agreement, expires on July 31, 2003.

9.	As of July 22, 2003, there were no sums due under the Note.

10.	The Lender has requested that the Borrower fully cash secure all Letters of Credit issued by the Lender for the account of the Borrower. The Borrower has requested that the Lender modify the Loan and Security Agreement to cure the existing Event of Default. The Lender is agreeable to the Borrower’s request, and the Borrower is agreeable to the Lender’s request, all subject to the execution of this Agreement.

     NOW, THEREFORE, the Lender and the Borrower agree as follows:

ARTICLE I
DEFINITIONS

     SECTION 1.01 Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

     “Affiliate” of any relevant Person means any other Person (other than a Subsidiary): (i) who directly, or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the relevant Person; (ii) who beneficially owns or hold 5% or more of any class of the Voting Stock of such Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by such Person or a Subsidiary of such person.

     “Agreement” means this Amended and Restated Loan and Security Agreement, as the same may hereafter be amended, modified, supplemented or restated from time to time, and all exhibits hereto.

     “Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; orders, judgments and decrees of all courts and arbitrators and all Environmental Laws.

     “Authority” means the Metropolitan Washington Airports Authority.

     “Bond Letter of Credit” means the Lender’s irrevocable, transferable direct-pay letter of credit in substantially the form of Exhibit A to the Reimbursement Agreement in the original undrawn amount of $12,147,090.41.

     “Borrower” means Atlantic Coast Airlines, a California corporation, and its successors and its permitted assigns.

     “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Virginia or is a day on which banking institutions located in the Commonwealth of Virginia are closed.

     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. and its implementing regulations and amendments.

     “CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

     “Closing Date” means July 31, 2003.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

     “Collateral” means (i) the certificate of deposit listed on Exhibit A, (ii) all substitutions and replacements of the property described in (i) above, and (iii) the proceeds of any of the foregoing items (i) and (ii) above.

     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (viii) all Debt of others Guaranteed by such Person.

     “Deed of Trust” means the Credit Line Leasehold Deed of Trust and Security Agreement executed by the Borrower on or about September 28, 2001 in favor of the trustee named therein for the benefit of the Lender, as it may be amended, modified, supplemented or restated from time to time, by which the Borrower granted and conveyed to the trustee for the benefit of the Lender, as security for $12,345,000 of the Obligations, Liens upon the Borrower’s Leasehold Interest in the Realty leased by the Borrower from the Authority pursuant to the Lease. The Deed of Trust is being released in connection with execution and delivery of this Agreement.

     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

     “Event of Default” has the meaning set forth in Section 8.01.

     “FAA” means the Federal Aviation Administration, an agency of the United States Government, or any successor or replacement administration or governmental agency having the same or similar authority and responsibilities.

     “GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Improvements” means the maintenance facility and associated access roadway, vehicle parking and maneuvering areas and aircraft paving aprons on the Realty.

     “Lease” means that certain Ground Lease Agreement, dated as of June 23, 1997, between the Authority and the Borrower, as amended.

     “Leasehold Interest” means the Borrower’s interest in the Realty and the Improvements under the Lease.

     “Lender” means Wachovia Bank, National Association, and its successors and assigns.

     “Lender’s Expenses” means and includes: (a) all reasonable costs and expenses which Borrower is required to pay or cause to be paid under this Agreement or any of the other Loan Documents and which are paid or advanced by Lender pursuant to the provisions of this Agreement or any of the other Loan Documents; (b) all taxes and insurance premiums of every kind and nature which Borrower is required to pay or cause to be paid under this Agreement or any of the other Loan Documents and which are paid or advanced by Lender pursuant to the provisions of this Agreement or any of the other Loan Documents; (c) all necessary or advisable filing, recording, publication and search fees paid or incurred by Lender in connection with the transactions contemplated by this Agreement; (d) all reasonable costs and expenses paid or incurred by Lender (with or without suit) to correct any default or enforce any provisions of this Agreement or any of the other Loan Documents or in gaining possession of, maintaining, handling, preserving, storing, refurbishing, appraising, selling, preparing for sale and advertising to sell the Collateral, whether or not a sale is consummated; (e) all reasonable costs and expenses paid or incurred by Lender in enforcing or defending this Agreement, any of the other Loan Documents, or any portion of any thereof; and (f) reasonable attorneys fees and expenses paid or incurred by Lender in enforcing or defending this Agreement, any of the other Loan Documents or any provision of any thereof, whether or not suit is brought, and including any action brought in any bankruptcy or insolvency proceeding.

     “Lending Office” means (i) the Lender’s office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office), or such other office as Lender may hereafter designate as its Lending Office by notice to the Borrower.

     “Letters of Credit” means all letters of credit issued by the Lender or any of the Lender’s Affiliates for the account of the Borrower.

     “Letter of Credit Application Agreement” means the Lender’s standard form of letter of credit application, together with all schedules and exhibits thereto, as such form may be modified from time to time.

     “Letter of Credit Fee” means an annual amount equal to forty-five (45) basis points of the face amount of a Letter of Credit issued by the Lender.

     “Lien” means, with respect to any Collateral, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such Collateral to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any Collateral which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     “Loan Documents” means this Agreement, the Letter of Credit Application Agreements and the Security Documents, as such documents and instruments may be amended or supplemented from time to time.

     “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and any Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document or the collateral for any Loan Document.

     “Maximum Rate” has the meaning set forth in Section 11.10.

     “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

     “Obligations” means all indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to the Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, whether arising by contract, operation of law or otherwise.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Person” means an individual, a corporation, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

     “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

     “Realty” means that certain parcel of real property of approximately 6.96 acres located at Washington Dulles International Airport in Loudoun County, Virginia leased from the Authority by the Borrower and on which Borrower’s Improvements are constructed.

     “Reimbursement Agreement” means that certain Letter of Credit and Reimbursement Agreement, dated September 28, 2001, among the Lender and the Borrower, pursuant to which the Lender issued the Bond Letter of Credit, as amended, modified, supplemented or restated from time to time.

     “Security Documents” means this Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

     “Subsidiary” means any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Voting Stock” means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     SECTION 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lender unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.

     SECTION 1.03 References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, “Sections” and other subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

     SECTION 1.04 Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

     SECTION 1.05 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II
REVOLVING LINE OF CREDIT

     Article II is deleted in its entirety. The Lender is under no obligation to make Revolving Credit Loans (as defined in the Loan and Security Agreement) to the Borrower, the Note (as defined in the Loan and Security Agreement) is cancelled, and the Lender acknowledges that the Borrower has fully paid and satisfied all commitment fees related to the revolving line of credit.

ARTICLE III
CONDITIONS PRECEDENT

     The effectiveness of this Agreement is subject to the satisfactory receipt by the Lender of the following: (a) evidence that the Borrower has deposited cash with the Lender in an amount sufficient to fully cash secure the Letters of Credit; (b) a First Modification of Letter of Credit and Reimbursement Agreement signed by the Borrower; (c) an opinion letter of Reed Smith LLP, counsel for the Borrower, dated as of the Closing Date; (d) a certificate of the Borrower signed by the secretary or an assistant secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver this Agreement, and a certified copy of the action taken by the board of directors of the Borrower authorizing the Borrower’s execution, delivery and performance of this Agreement; and (e) delivery of such other documents, instruments and agreements as the Lender shall reasonably request in connection with the foregoing matters.

ARTICLE IV
LETTERS OF CREDIT

     SECTION 4.01 Letters of Credit. The Lender has issued fourteen Letters of Credit for the account of Borrower as set forth on Schedule 4.01, in accordance with the terms of Letter of Credit Application Agreements. The Lender is under no obligation to issue any additional Letters of Credit for the account of the Borrower.

     SECTION 4.02 Compensation for Letters of Credit.

               (a)  With respect to each Letter of Credit in the face amount of $200,000 or less, effective on the Closing Date, the Borrower shall pay to the Lender with respect to each Letter of Credit the Letter of Credit Fee, payable in advance on the Business Day on which the Letter of Credit was issued and every six months thereafter. Letter of Credit Fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

               (b)  With respect to each Letter of Credit in the face amount of more than $200,000, effective on the Closing Date, the Borrower shall pay to the Lender with respect to each Letter of Credit the Letter of Credit Fee, payable in arrears on the next Business Day which is a ninety day multiple of the date of issuance of the Letter of Credit, and every ninety days thereafter. The Lender shall provide to the Borrower an appropriate credit on the first due date of a Letter of Credit Fee, in connection with the modification of the Letter of Credit Fee as provided in this subsection. Letter of Credit Fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

               (c)  The Borrower shall also pay to the Lender its customary administrative fees in connection with the issuance and/or renewal of each Letter of Credit.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender that:

     SECTION 5.01 Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Borrower is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where such failure to be so qualified or have such powers, licenses, authorizations, consents or approvals would not have a Material Adverse Effect. The Borrower is an air carrier holding a certificate issued by the FAA under 49 U.S.C. § 44705.

     SECTION 5.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, and each of the other Loan Documents to which the Borrower is a party, as applicable (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except as contemplated by the Loan Documents.

     SECTION 5.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

     SECTION 5.04 Compliance with ERISA.

               (a)  The Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to a Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

               (b)  The Borrower has not incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

     SECTION 5.05 Compliance with Laws; Payment of Taxes. The Borrower and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings or where non-compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state, local and foreign income, excise, property and other tax returns which are required to be filed by them and to the best of Borrower’s knowledge, all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. The Borrower has not given or been requested to give a waiver of the statute of limitation relating to the payment of Federal, state, local or foreign taxes.

     SECTION 5.06 Ownership of Property. The Borrower has title to its properties sufficient for the conduct of its business.

     SECTION 5.07 No Default. Except as described in the Recitals, the Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as described in the Recitals, no Default or Event of Default has occurred and is continuing.

     SECTION 5.08 Full Disclosure. All information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lender in writing any and all facts which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.09 Insolvency. After giving effect to this Agreement: (i) the Borrower will not (x) be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in § 101 of the “Bankruptcy Code”, or Section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (y) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (z) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA; and (ii) the obligations of the Borrower under the Loan Documents will not be rendered avoidable under any Other Applicable Law. For purposes of this Section 5.11, “Bankruptcy Code” means Title 11 of the United States Code, “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

ARTICLE VI
AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that, so long as any Letter of Credit is outstanding:

     SECTION 6.01 Information. The Borrower will deliver to the Lender:

               (c)  prompt written notice of any legal or arbitral proceedings, or of any proceedings, by or before any court or governmental or regulatory authority or agency, and any material development in respect of such proceedings, affecting the Borrower, if an adverse determination in any such proceeding could reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect; and

               (d)  from time to time such additional information regarding the financial position or business of the Borrower as the Lender may reasonably request.

     SECTION 6.02 Inspection of Books and Records. The Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of the Lender at the Lender’s expense prior to the occurrence of a Default and at the Borrower’s expense after the occurrence of a Default, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

     SECTION 6.03 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each operating Subsidiary to, maintain its corporate existence and carry on its business in substantially the same fields as such business is now carried on and maintained.

     SECTION 6.04 Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued or where noncompliance could not, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the Property of the Borrower or any Subsidiary, except liabilities being contested in good faith and against which the Borrower has set up reserves in accordance with GAAP.

     SECTION 6.05 Notices of Certain Events. The Borrower shall notify the Lender in writing promptly after the occurrence thereof, of any Default or Event of Default

ARTICLE VII
NEGATIVE COVENANTS

     The Borrower covenants and agrees that, so long as any Letter of Credit is outstanding:

     SECTION 7.01 Consolidations, Mergers and Sales of Assets. The Borrower will not consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person. The parties agree that termination of the code sharing agreement between the Borrower and United Airlines Inc. shall not constitute a violation of this Section 7.01.

     SECTION 7.02 Dissolution. The Borrower shall not suffer or permit dissolution or liquidation either in whole or in part.

     SECTION 7.03 Change in Control. The Borrower shall not suffer a change in control such that a single entity controls or acquires 40% or more of the Borrower’s Voting Stock.

ARTICLE VIII
DEFAULTS

     SECTION 8.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

               (e)  the Borrower shall default (after the expiration of any applicable notice and cure periods) under any Letter of Credit Application Agreement; or

               (f)  the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement or the other Loan Documents; or

               (g)  any representation, warranty, certification or statement made by the Borrower in Article V of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made);

then, in every event, (i) the Lender may exercise all remedies available to it under any Security Document or any other Loan Document; (ii) provided the Lender has given written notice to Borrower of such Event of Default and Borrower has failed to cure such Event of Default within within ten (10) days of receipt of such notice, then Lender may request and Borrower shall provide, cash collateral to secure any and all Obligations of the Borrower to the Lender, which cash collateral shall be in an amount acceptable to the Bank in its sole and reasonable discretion (but not to exceed 100% of the amount of all Obligations (other than the Letters of Credit) of the Borrower to the Lender); and (iii) the Lender shall have available to it all other remedies at law or equity.

ARTICLE IX
[INTENTIONALLY DELETED]

ARTICLE X
SECURITY AGREEMENT

     SECTION 10.01 Security Interest in Collateral. To secure the prompt repayment of the Obligations and to secure the prompt performance of any and all other Obligations to be performed by the Borrower, the Borrower hereby grants to the Lender a continuing security interest in and lien upon the Collateral, whether now owned or existing or at any time hereafter acquired, arising or created by the Borrower. The Lender’s security interest in and lien upon the Collateral shall attach to all of the Collateral upon the execution and delivery of this Agreement, without further act being required of either the Lender or the Borrower.

     SECTION 10.02 Security Instruments; Further Assurances. The Lender may file one or more Uniform Commercial Code financing statements, providing the Lender with a valid first lien on all Collateral now owned or hereafter acquired by the Borrower, and the Borrower hereby authorizes the Lender to file such financing statements.

     SECTION 10.03 Power of Attorney. The Borrower hereby irrevocably appoints the Lender as its attorney-in-fact and agent with full power of substitution and re-substitution for the Borrower and in its name to do, at the Lender’s option, any one or more of the following acts, upon the occurrence and during the continuance of an Event of Default but not thereafter: (a) to compromise, prosecute or defend any action, claim or proceeding concerning the Collateral; (b) to do any and all acts which the Borrower is obligated to do under this Agreement or under any of the other Loan Documents; (c) to exercise such rights as the Borrower might exercise relative to the Collateral; (d) to give notice of the Lender’s security interest in and lien upon the Collateral, and (e) to execute in the Borrower’s name and file any notices, financing statements and other documents or instruments Lender determines are necessary or required to fully carry out the intent and purpose of this Agreement or to perfect the Lender’s security interest and lien in and upon the Collateral. The appointment of the Lender as the Borrower’s attorney-in-fact, and each and every one of the Lender’s rights and powers in connection therewith, being coupled with any interest, are and shall remain irrevocable during the continuance of an Event of Default until all of the Obligations have been paid and performed.

ARTICLE XI
MISCELLANEOUS

     SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

     SECTION 11.02 No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.03 Expenses; Documentary Taxes. The Borrower shall pay (i) all out-of-pocket expenses of the Lender, including fees and disbursements of special counsel for the Lender, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Lender against any transfer taxes, documentary taxes, assessments or charges made by any Governing Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

     SECTION 11.04 Indemnification. The Borrower shall indemnify the Lender and each Affiliate thereof and its respective directors, officers and employees from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any transaction contemplated by this Agreement or any other Loan Document or any breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Lender or to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the

Lender, and each Affiliate thereof and its respective directors, officers, and employees, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses which are determined by a final, non-appealable judgment of a court to have been incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified. In the case of any investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any Subsidiary or Affiliate thereof, or any of their respective directors, shareholders, or creditors or an Indemnified Party, or any other Person or any Indemnified Party is otherwise a party thereto and whether or not any transaction contemplated by this Agreement or any other Loan Document is consummated.

     SECTION 11.05 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

     SECTION 11.06 Independence of Covenants. All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise allowed by, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

     SECTION 11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement.

     SECTION 11.08 Virginia Law. This Agreement and all of the other Loan Documents shall be construed in accordance with and governed by the law of the Commonwealth of Virginia.

     SECTION 11.09 Severability. In case any one or more of the provisions contained in this Agreement or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

     SECTION 11.10 Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by the Lender, then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

     SECTION 11.11 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     SECTION 11.12 Waiver of Jury Trial; Consent to Jurisdiction. The Borrower (a) and the Lender irrevocably waive, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (b) submit to the nonexclusive personal jurisdiction in the Commonwealth of Virginia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement and the other Loan Documents, (c) waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the Commonwealth of Virginia for the purpose of litigation to enforce this Agreement or the other Loan Documents, and (d) agree that service of process may be made upon it at the address set forth in Section 11.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Lender from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

     SECTION 11.13 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 11.14 Ratification of Existing Documents. The Borrower ratifies and confirms all of its obligations, liabilities and indebtedness under the provisions of the other Loan Documents in effect as of the date hereof. The Lender and the Borrower agree it is their intention that nothing herein shall be construed to extinguish, release or discharge or constitute, create or effect a novation of, or an agreement to extinguish, any of the obligations, indebtedness and liabilities of the Borrower to the Lender.

     SECTION 11.15 Release of Guaranty. The Unconditional Guaranty of Atlantic Coast Airlines Holdings, Inc. dated September 28, 2001 is terminated and of no further force or effect.

     SECTION 11.16 Inconsistency Between Documents. To the extent of any inconsistency between this Agreement and any Letter of Credit Application Agreement, this Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BORROWER:

ATLANTIC COAST AIRLINES

By:	(SEAL)

Richard Surratt, Executive Vice President
and Chief Financial Officer

45200 Business Court, Suite 100
Dulles, Virginia 20166
Attn:	Richard Surratt
Executive Vice President and
Chief Financial Officer
Telecopier number: ___________________

WACHOVIA BANK, NATIONAL
ASSOCIATION

By:	(SEAL)

Melissa K. Powell, Vice President

Lending Office
Wachovia Bank, National Association
1970 Chain Bridge Road
3rd Floor
McLean, Virginia 22102
Attention: Melissa Powell, Vice
President
Telecopier number: 703-760-6300